Massachusetts Financial Services Company
111 Huntington Avenue
Boston, MA 02199

September 14, 2017
MML Investment Advisers, LLC
100 Bright Meadow Blvd.
Enfield, CT 06082

Ladies and Gentlemen:
Massachusetts Mutual Life Insurance Company and
Massachusetts Financial Services Company
("Subadviser") have entered into a Subadvisory
Agreement dated as of March 1, 2014 and assigned to MML Investment Advisers, LLC ("MML
Advisers") on April 1, 2014 (the "Agreement"). In the Agreement, MML Advisers has retained the Subadviser to manage the assets of the MML
Global Fund (the "Fund"), a series of MML Series
Investment Fund. In connection with the performance by the parties of their respective obligations under the Agreement, the parties wish to set out the following understanding with respect to foreign currency transactions on behalf of the Fund.
For the avoidance of doubt, (i) the term "securities-related FX transactions" as used below means foreign exchange transactions executed in connection with specific purchase and sale transactions in individual securities in order to transact an exchange between U.S. dollars ("USD") and the foreign currency in which a particular security is traded, and (ii) the term "foreign income and dividend repatriation FX transactions" as used below means foreign exchange transactions executed in order to convert into USD all dividends, interest payments and other corporate action proceeds received in a currency other than the Fund portfolio's operating currency.

Except as provided below in the case of transactions in so-called "restricted markets," MML Advisers agrees that the Subadviser is not required to execute securities-related FX transactions through the
Fund's custodian, but may, in its sole discretion and in accordance with Section 5 of the Agreement, place orders with or through such brokers, dealers or other financial intermediaries as Subadviser may select for the execution of such securities-related
FX transactions, unless the scope of the authority given to the Subadviser enables MML Advisers to direct otherwise (e.g., by reason of any directed brokerage requirements, brokerage affiliation issues and/or any specific approved brokers lists provided to the Subadviser with respect to the Fund).

The parties agree that the Fund's custodian bank shall execute any securities-related FX transactions in countries that restrict transactions in their currency due to regulatory or foreign exchange controls (i.e., "restricted markets"). The parties further agree that with respect to all foreign income and dividend repatriation FX transactions, the Subadviser will generally direct the Fund's custodian bank to execute the FX transactions in order to repatriate all income to USD.
If you are in agreement with the foregoing, please countersign where indicated below.

Very truly yours,
Massachusetts Financial Services Company




B
y
:

/s/ James
Jessee
N
a
m
e
:

James Jessee
T
i
t
l
e
:

Executive
Vice President

Acknowledged and agreed:
MML Investment Advisers, LLC




B
y
:

/s/ Tina
Wilson
N
a
m
e
:

Tina Wilson
T
i
t
l
e
:

Vice President